Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE OF

AUREUS GREENWAY HOLDINGS INC.

Membership

The Audit Committee (the “Committee”) of the board of directors (the “Board”) of Aureus Greenway Holdings Inc. (the “Company”) shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the Nasdaq Stock Market. No member of the Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have financial sophistication.

The members of the Committee shall be appointed by the Board based on recommendations from the nominating and corporate governance committee of the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements.

The primary role of the Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Committee relies on: management for the preparation and accuracy of the Company’s financial statements; for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures and applicable laws and regulations; and the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. The members of the Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

To (1) select and retain an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements, books, records, accounts and internal controls over financial reporting, (2) set the compensation of the Company’s independent auditors, (3) oversee the work done by the Company’s independent auditors and (4) terminate the Company’s independent auditors, if necessary.

To select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

To approve all audit engagement fees and terms; and to pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis.

At least annually, to obtain and review a report by the Company’s independent auditors that describes (1) the accounting firm’s internal quality control procedures, (2) any issues raised by the most recent internal quality control review, peer review or Public Company Accounting Oversight Board review or inspection of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues, and (3) all relationships between the firm and the Company or any of its subsidiaries; and to discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors.

At least annually, to evaluate the qualifications, performance and independence of the Company’s independent auditors, including an evaluation of the lead audit partner; and to assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors.

To review and discuss with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit.

To review and discuss with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management.

To review and discuss with the Company’s independent auditors and management (1) any audit problems or difficulties, including difficulties encountered by the Company’s independent auditors during their audit work (such as restrictions on the scope of their activities or their access to information), (2) any significant disagreements with management and (3) management’s response to these problems, difficulties or disagreements; and to resolve any disagreements between the Company’s auditors and management.

To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

To keep the Company’s independent auditors informed of the Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the company; and to review and discuss with the Company’s independent auditors the auditors’ evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

To review with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s processes, controls and procedure] and any special audit steps adopted in light of any material control deficiencies, and any fraud involving management or other employees with a significant role in such processes, controls and procedures, and review and discuss with management and the Company’s independent auditors disclosure relating to the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, the independent auditors’ report on the effectiveness of the Company’s internal control over financial reporting and the required management certifications to be included in or attached as exhibits to the Company’s annual report on Form 10-K, as applicable.

To review and discuss with the Company’s independent auditors any other matters required to be discussed by applicable requirements of the PCAOB and the SEC.

To review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the disclosure under “Operating and Financial Review and Prospects” to be included in the Company’s annual report on Form 10-K before the Form 10-K is filed.

To recommend to the Board that the audited financial statements be included in the Company’s Form 10-K and whether the Form 10-K should be filed with the SEC; and to produce the audit committee report required to be included in the Company’s proxy statement.

To establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

To monitor compliance with the Company’s Code of Business Conduct and Ethics (the “Code”), to investigate any alleged breach or violation of the Code, and to enforce the provisions of the Code.

To review, with the General Counsel and outside legal counsel, legal and regulatory matters, including legal cases against or regulatory investigations of the Company and its subsidiaries, that could have a significant impact on the Company’s financial statements.

To review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

To monitor management’s communication and implementation of the anti-fraud policy of the Company and review compliance with such policy by, among other things, receiving reports from management on periodic reports on findings of fraud as well as significant findings regarding the design and/or operation of internal controls as well as management responses. To discuss with management fraud-related risks that have been identified, including allegations of corruption that may have been received through the Company’s monitoring and reporting mechanisms, as well as management’s plans for responding to such risks. To monitor any violations, including management’s response to such allegations of fraud.

To review periodically with the Company’s management, overall anti-fraud programs and controls in order to consider the risk of the Company’s management’s ability to override the Company’s internal controls when management is (1) reviewing any investigations of fraudulent activity, (2) monitoring activities in relation to fraud risks and control, and (3) making assessments of fraud risk in order to determine whether the Company has dedicated appropriate oversight, autonomy, and resources to the anti-fraud policy of the Company.

To enforce the anti-fraud policy of the Company, where appropriate and periodically review and approve the adequacy and appropriateness of the anti-fraud policy of the Company and management’s implementation of the same to identify and mitigate fraud-related risks.

To review the Company’s cybersecurity mitigation measures and practices periodically; to oversee any practices by cybersecurity vendors’ (if any) processes for assessing, identifying, managing, mitigating and reporting cybersecurity risks, including assessing the likelihood, frequency and severity of cyber-attacks (if any); and to review management’s cybersecurity practices and receive and evaluate reports on cybersecurity (if any) from Company cybersecurity service providers on at least a quarterly basis or more frequently, as circumstances may require.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of any outside counsel and other advisors.

The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to the Company’s independent auditors, any other accounting firm engaged to perform services for the Company, any outside counsel and any other advisors to the Committee.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least two times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report after each committee meeting to the Board on its discussions and actions, including any significant issues or concerns that arise at its meetings, and shall make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee shall meet separately, and periodically, with management, and representatives of the Company’s independent auditors, and shall invite such individuals to its meetings as it deems appropriate, to assist in carrying out its duties and responsibilities. However, the Committee shall meet regularly without such individuals present.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.